Exhibit 99.1
Q4 2016 Investor Update
January 18, 2017

Dear Investor:
Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. A core strength of our marketplace model is the ability to incorporate data insights to quickly and responsibly adapt for the benefit of our borrowers and investors. We have seen early signs of stabilization in delinquency rates across the existing loan portfolio following changes made several times in 2016, and implemented additional changes on January 11, 2017 to tighten the thresholds on borrower leverage on unique combinations of risk factors such as number of recent installments loans, revolving utilization, and higher risk scores on our proprietary scorecard. This group represents a small portion of the total borrower population but a notable portion of higher risk borrowers. We believe these steps will further strengthen our marketplace in which annual percentage rates are attractive to borrowers and returns, including the impact of credit losses, are attractive to investors.

We discuss these changes and our updated projected investor returns, which remain largely unchanged from our last update in October 2016, in further detail below.

Impact of Changes to Date
Our approach to risk management is a continuous, proactive process that runs against a constantly shifting set of conditions. We test and monitor borrower results and, when necessary, adjust using a disciplined, deliberate and data-driven approach. Credit criteria are generally updated quarterly and changes are communicated to investors.
As you may recall, 2016 changes included higher interest rates (a weighted average increase of approximately 118 basis points in total from November 2015 to October 2016) as well as credit policy tightening designed to remove borrower populations with an increased propensity to accumulate debt. We also invested in additional tools to drive collections effectiveness.
While still too early to confirm the total impact of actions taken in 2016, early signs point to stabilization in delinquency rates across the existing loan portfolio.
Q1 2017 Update
A range of factors influence returns on the Lending Club platform, including the overall U.S. economy, borrower performance, and prevailing interest rates.
Below is an update on several of these factors to give investors a better understanding of recent performance on the platform and what they may anticipate going forward:

•
Economic Backdrop. There are signs indicating that the American economy remains strong (the Federal Reserve recently raised interest rates in December 2016, unemployment remains low at 4.7%, the economy added approximately 156,000 jobs in December 2016, and housing prices remain strong).[1] On the other hand, some consumers have appeared to be taking on more debt overall (such as student loans, auto loans, credit cards, etc.).[2] As we noted throughout 2016, we observed this trend on the Lending Club platform in populations characterized by high indebtedness and an increased propensity to accumulate debt. We will continue to monitor trends and take action accordingly. Note that overall economic indicators are not necessarily indicative of the behavior of any particular borrower on the Lending Club platform.

•
Borrower Performance. Throughout 2016 and into 2017 we have continued to observe the same trends on the Lending Club platform: indicators suggest a strong U.S. economy, but some borrowers are not offering appropriate levels of risk-adjusted return. As part of our continuous risk management process we have identified additional ways to optimize models around specific combinations of risk indicators while maintaining solid investor yields. Effective January 11, 2017, changes were implemented to tighten credit criteria based on unique combinations of risk factors such as number of recent installments loans, revolving utilization, and higher risk scores on our proprietary scorecard. Borrowers who meet these specific combinations of risk factors model lower risk-adjusted returns than their otherwise similar peers. This group represents a small portion of the total borrower population but a notable portion of higher risk borrowers. In addition to implementing these changes to credit policy, we continue to regularly invest in our multifaceted collections capabilities to further mitigate risk. Recent efforts include adding new recovery strategies, adding a new agency partner and expanding our internal collections team capacity.

•
Interest Rates. The Federal Reserve raised its target rate by 25 bps in December 2016. Based on proactive interest rate increases made in 2016 for loans facilitated on our platform (with a weighted-average increase of approximately 118 basis points), we believe our marketplace already reflects the higher interest rate environment; therefore, interest rates are not changing at this time. Lending Club will continue to take a deliberate, prudent approach to risk management and will adapt as needed.

•
Other Factors. Investor returns are also impacted by other factors, such as prepayment rates, the size and diversity of a portfolio, the exposure to any single loan, borrower or group of loans or borrowers, as well as other externalities and macroeconomic conditions. Recently, market rates for sales of charged-off loans to third party purchasers have decreased, which has impacted investor returns.

(1)    Source: Bureau of Labor Statistics as of January 6, 2017 (https://www.bls.gov/news.release/empsit.nr0.htm).
(2)    Source: Federal Reserve Bank of New York, as of Q3 2016.

Updated Forecasts
As part of our quarterly update, please see below for updated loss forecasts effective January 11, 2017. Forecasts incorporate the trends observed above, the impact of changes to the credit policy effective January 11, 2017 as well as historical data available from Lending Club’s 10-year track record.
Projected investor returns are substantially unchanged relative to last quarter. Overall, we expect the updates to the credit policy to reduce gross annualized charge-off rates. Net annualized charge off rates are projected to remain flat given the offsetting impact of lower market rates for purchases of charged-off loans by third party purchasers as mentioned above.

Platform Summary as of January 11, 2017
36-Month Loans
	Average Interest Rate	Forecasted Annualized Net Credit Loss (1)	Projected Investor Returns (2), (3)
A	6.98%	1.82%	4.32%
B	10.62%	3.78%	5.79%
C	13.98%	6.76%	5.79%
D	18.23%	9.70%	6.55%
E	24.16%	14.47%	6.83%
F	29.37%	18.05%	7.47%
G	30.89%	18.57%	8.25%
60-Month Loans
	Average Interest Rate	Forecasted Annualized Net Credit Loss (1)	Projected Investor Returns (2), (3)
A	7.99%	2.21%	5.22%
B	11.24%	4.07%	6.41%
C	14.16%	5.70%	7.48%
D	17.76%	8.68%	7.70%
E	24.36%	13.62%	8.42%
F	29.33%	16.73%	9.44%
G	30.88%	16.77%	10.81%
Combined
	Average Interest Rate	Forecasted Annualized Net Credit Loss (1)	Projected Investor Returns (2), (3)
A	7.01%	1.83%	4.35%
B	10.73%	3.83%	5.90%
C	14.06%	6.27%	6.57%
D	18.08%	9.38%	6.91%
E	24.29%	13.92%	7.86%
F	29.33%	16.98%	9.06%
G	30.89%	16.99%	10.51%

(1)
“Annualized Net Credit Loss” is also known as Expected Charge-Off Rate. Expected Charge-Off rates vary by loan grade and are based on historical data, expected performance, macroeconomic conditions and other factors. Expected Charge-Off Rates are provided as an informational tool, are not a promise of future charge-offs and should not be relied upon. The metric includes the impact of any prepayments.

(2)
"Projected Return" is a measure of potential returns on invested principal. It is calculated as follows: Average Effective Interest Rate - Expected Charge Off Rate - Estimated Fees. Projected Returns are provided as an informational tool, are not a promise of future expected returns and should not be relied upon. Projected Returns have been calculated by Lending Club as of January 11, 2017, and are based on Lending Club’s assumptions regarding future interest rates, prepayment rates, delinquency rates and charge-off rates, among other things. Actual returns may differ materially from projected returns if Lending Club’s assumptions regarding such rates are different from actual future rates or if there are changes in other market conditions. Actual returns experienced by any individual portfolio may be impacted by, among other things, the size and diversity of the portfolio, its exposure to particular loans, borrowers, or groups of loans or borrowers, as well as macroeconomic conditions.

(3)	Projected Returns calculated based on grade and maturity mix for the six weeks ending December 1, 2016.

(4)	The forecasts and projections noted above reflect the latest information available to us and are not a guarantee of future performance.

* * *

Lending Club is a data driven business. We use data in every aspect of our operations, from credit decisioning to hiring employees. We collect and analyze thousands of data points on each loan’s performance, and believe underwriting on the platform is more effective as a result.

In turn, our ability to adapt based on data is a core strength of our credit marketplace. Our continuous enhancement cycle allows us to incorporate data and insights quickly. It helps us anticipate and adapt faster on behalf of borrowers and investors alike.
As always, please feel free to reach out to our team with any questions. We look forward to continuing to have you as an investor for years to come.
Sincerely,
Siddhartha Jajodia
Lending Club Chief Investment Officer

Safe Harbor Statement
Some of the statements above are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual performance of the overall platform has differed from projected performance in the past, and could differ in the future. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: increases to unemployment rates, particularly if such increases are concentrated in populations with a greater propensity to take loans facilitated by our platform; changes to consumer credit behaviors; stagnation or reduction in the growth of the nation’s gross domestic product or uncertainties created by political changes associated with a change in presidential administrations, the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; and demand for the types of loans facilitated by the Company and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. Lending Club may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. Lending Club does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

4